UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):            March 14, 2007

Louisville Gas and Electric Company

(Exact name of registrant as specified in its charter)

Kentucky	1-2893	61-0264150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 West Main Street, P.O. Box 32010, Louisville, Kentucky	40232
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (502) 627-2000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

On March 14, 2007, Louisville Gas and Electric Company (the “Company’’) announced its intent to redeem the shares of its three existing series of preferred stock having an aggregate book value of approximately $92 million, effective April 16, 2007, pursuant to existing redemption provisions applicable to both series.

The Company will redeem on April 16, 2007 (the “Redemption Date”) all outstanding shares of its 5% Cumulative Preferred Stock, par value $25 per share (CUSIP 546676206); $5.875  cumulative preferred stock, stated value $100 per share (CUSIP 546676800); and Auction Rate, Series A, Preferred Stock, stated value $100 per share (CUSIP 546676701) at redemption prices of $28.00 per share, $100.00 per share, and $100.00 per share, respectively, plus payment of amounts equal to accrued and unpaid dividends, if any, to the Redemption Date.  Dividends on the shares of 5%, the $5.875 and the Auction Rate, Series A Preferred Stocks shall cease to accumulate on the Redemption Date. No further dividends will be paid or will accrue on such preferred stock after the Redemption Date.

A press release of the Company regarding the transaction is attached as Exhibit 99.01 hereto.

Statements made in this report that state the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements.  The Company’s actual results could differ materially from those projected in the forward-looking statements, and there can be no assurance that estimates of future results will be achieved.  The Company’s’ SEC filings contain additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements.

Item 9.01               Financial Statements and Exhibits

Exhibits:

99.01                     Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Louisville Gas and Electric Company

Dated: March 14, 2007	By::	/s/ John R. McCall
John R. McCall
Executive Vice President,
General Counsel and
Corporate Secretary